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                                                                    EXHIBIT 99.1

[GRAPHIC] [LOGO OF E MACHINES (TM)]                       For Immediate Release

               eMachines, Inc. Delisting Stayed Pending Hearing

IRVINE, Calif.--March 27, 2001--eMachines(TM), Inc. (NASDAQ:EEEE), today announced that it received a letter on March 21, 2001 from Nasdaq advising eMachines of Nasdaq's decision to delist eMachines' common stock because of eMachines' failure to comply with Nasdaq's $1 minimum bid price requirement (Nasdaq Marketplace Rule 4450(a)(5)). eMachines has requested an appeal of the delisting decision before the Nasdaq Listing Qualifications Panel, and eMachines' common stock will continue to trade on the Nasdaq National Market pending the outcome of the appeal. A hearing date has not been set.

At this time, eMachines is in compliance with all of Nasdaq's continued listing requirements except for the minimum bid price requirement. There can be no assurance, however, that the Panel will decide to allow eMachines' common stock to remain listed. If the Panel decides to delist eMachines' common stock, eMachines will not be notified until the delisting has become effective, and eMachines will then attempt to have its common stock traded on the NASD OTC Bulletin Board. This public release, with regard to the staff determination letter, is made in compliance with the requirements of the recently issued Nasdaq Marketplace Rule 4815(b).

About eMachines, Inc.
eMachines, Inc. (NASDAQ:EEEE) is a leading provider of Internet-enhanced, low-cost, high-value, personal computers, and of Internet advertising, portal and software distribution services. Founded in September 1998, eMachines began selling its low-cost `eTower' desktop computers in November 1998. In June 1999, eMachines sold the third highest number of PCs through retailers in the United States, according to leading market research organizations, and has maintained the number three market share position since that time. Since inception, eMachines has shipped more than 3.5 million PCs through leading national and international retailers, catalog and online merchandisers. Approximately one of every two eMachines consumers who have registered their PCs with eMachines is a first-time PC owner, providing the company's advertising partners with a unique opportunity to introduce themselves to new online consumers before many of them have developed strong Internet brand loyalties. The company's Web site is located at http://www.e4me.com.
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This press release contains forward-looking statements relating to future events and results that are based on eMachines, Inc.'s current expectations about the trading of eMachines' common stock, including statements concerning eMachines' continued compliance with Nasdaq listing requirements, continued trading on Nasdaq, and eMachines' intent to pursue continued listing on Nasdaq.

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eMachines, Inc. Delisting Stayed Pending Hearing                       2 of 2


These forward looking statements are subject to significant risks and uncertainties, and actual results may differ materially from those described in such statements as a result of a number of factors. In particular, eMachines may fail to remain in compliance with Nasdaq's other listing requirements in addition to the minimum bid price requirement, eMachines may decide not to pursue continued listing on Nasdaq, the Nasdaq Listing Qualifications Panel could delist eMachines' common stock from Nasdaq, and, in the event of delisting, eMachines may not attempt to have its common stock traded on the NASD OTC Bulletin Board. Additional information regarding the factors that may affect eMachines' compliance with the listing requirements of the Nasdaq National Market is included in the public reports that eMachines files with the Securities and Exchange Commission.

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Press/Investor Contact:
Pattie Adams, eMachines, Inc.
408/945-1364
padams@emachinesinc.com; http://www.e4me.com
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